As filed with the Securities and Exchange Commission on December 22, 2021

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
__________________________
Medtronic plc
(Exact name of registrant as specified in its charter)

Ireland (State or Other Jurisdiction of Incorporation or Organization)	98-1183488 (I.R.S. Employer Identification No.)

20 on Hatch, Lower Hatch Street
Dublin 2, Ireland
+353 1 438 1700
(Address and Telephone Number, Including Area Code, of Principal Executive Offices)

2021 Medtronic plc Long Term Incentive Plan
(Full Title of the Plan)
__________________________
Martha Ha, Esq.
Medtronic plc
c/o Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota 55432
(763) 514-4000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Ordinary Shares, par value $0.0001 per share	114,500,000	$102.10	$11,690,450,000	$1,083,704.72

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of Medtronic plc (the “Company”), which become issuable under the 2021 Medtronic plc Long Term Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of Ordinary Shares.

(2)    Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of a share of the Registrant’s Ordinary Shares on the New York Stock Exchange on December 17, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The Company shall send or give to each participant in the Plan the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference in this Registration Statement:

(a)The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2021, filed with the Commission on June 25, 2021 (File No. 001-36820);

(b)The Company’s Quarterly Reports on Form 10-Q for the quarters ended July 30, 2021 and October 29, 2021, filed with the Commission on September 2, 2021 (File No. 001-36820) and December 2, 2021 (File No. 001-36820), respectively;

(c)The Company’s Current Reports on Form 8-K filed with the Commission on June 30, 2021, December 14, 2021 and December 16, 2021 (File No. 001-36820);

(d)The Company’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on November 21, 2014 (File No. 333-197406); and

(e)The description of the Company’s Ordinary Shares, contained in the Company’s registrant statement on Form S-4, as amended, under the heading “Description of New Medtronic Ordinary Shares,” filed with the Commission on July 14, 2014, as updated by the description of the Company’s Ordinary Shares contained in Exhibit 4.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2021, and as amended by any subsequent amendment or any report filed for the purpose of updating such description (File No. 001-36820).

In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all of the Company’s Ordinary Shares subject to the Plan have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Company under Items 2.02 or 7.01 of any current report on Form 8-K that the Company may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Company’s memorandum and articles of association, subject to the provisions of, and so far as may be permitted by the Irish Companies Act, 2014, every director and secretary of the Company shall be indemnified out of the assets of the Company against all costs, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending civil or criminal proceedings which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Company and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

Pursuant to the Company’s memorandum and articles of association and so far as may be permitted by the Irish Companies Act, 2014, every current or former executive or officer (other than any director) or any person who is serving or has served at the request of the Company as a director, executive, officer or trustee of another company shall be indemnified out of the assets of the Company against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which he or she was, is, or is threatened to be, made a party by reason of the fact that he or she is or was such a director, executive, officer or trustee.

The Company has entered into deeds of indemnification (the “Deeds of Indemnification”) with each of its directors and the corporate secretary. The Deeds of Indemnification provide indemnification to such directors and the corporate secretary to the fullest extent permitted by the laws of Ireland, and in accordance with the Company’s memorandum and articles of association, for all expenses and other amounts actually incurred in any action or proceeding in which the director or corporate secretary is or may be involved by reason of the fact that he or she is or was a director or corporate secretary of the Company or otherwise serving the company or other entities at the company’s request, on the terms and conditions set forth in the Deeds of Indemnification. Further, the Company agrees, to the fullest extent permitted by the laws of Ireland, to advance expenses incurred in defense of these proceedings, on the terms and conditions set forth in the Deeds of Indemnification. The Deeds of Indemnification also provide procedures for requesting and obtaining indemnification and advancement of expenses.

The foregoing summary is qualified in its entirety to the terms and provisions of such arrangements.

Item 7. Exemption from Registration Claimed.

    Not Applicable.

Item 8. Exhibits.

Exhibit No.            Description

3.1	Certificate of Incorporation of Medtronic plc (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 27, 2015).
3.2
Amended and Restated Memorandum and Articles of Association of Medtronic plc (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-3, filed with the Commission on February 6, 2017).

4.1	2021 Medtronic plc Long Term Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on October 8, 2021).
5.1	Opinion of A&L Goodbody LLP (filed herewith).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2	Consent of A&L Goodbody LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (filed herewith).

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on December 22, 2021.

Medtronic plc

By:	/s/ Bradley E. Lerman
Bradley E. Lerman
Senior Vice President, General Counsel & Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons, in the capacities indicated, on December 22, 2021.

Medtronic plc

Geoffrey S. Martha*
Chairman and Chief Executive Officer
(Principal Executive Officer)

Karen L. Parkhill*
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Jennifer M. Kirk*
Global Controller and Chief Accounting Officer
(Principal Accounting Officer)

Directors
Richard H. Anderson*
Craig Arnold*
Scott C. Donnelly*
Andrea J. Goldsmith, Ph.D.*
Randall J. Hogan,*
Kevin E. Lofton*
Elizabeth G. Nabel, M.D.*
Denise M. O’Leary*
Kendall J. Powell*
*Bradley E. Lerman, by signing his name hereto, does hereby sign this document on behalf of each of the above named officers and directors of the registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Bradley E. Lerman
Bradley E. Lerman
Senior Vice President, General Counsel & Corporate Secretary